Exhibit 4.11

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this "Agreement") dated [●], 2021 is made between Silver Bull Resources, Inc., a Nevada corporation ("Silver Bull"), and Arras Minerals Corp., a corporation organized under the laws of the Province of British Columbia ("Arras").

R E C I T A L S

WHEREAS, the board of directors of Silver Bull (the "Silver Bull Board") has determined that it is in the best interests of Silver Bull and its stockholders to create a new corporation that will own and operate certain of its assets located in Kazakhstan, referred to herein as the Arras Assets;

WHEREAS, in anticipation of the Distribution (as defined herein), on March 19, 2021, Silver Bull transferred the Transferred Assets to its newly-formed wholly-owned subsidiary, Arras, in exchange for, among other things, an assumption by Arras of certain liabilities associated with the Transferred Assets and issuance of an aggregate of 36 million of Arras Shares, all as provided in the Asset Purchase Agreement and the Conveyance Agreement;

WHEREAS, the Silver Bull Board has determined that it is appropriate and desirable to make a distribution by way of a special dividend, on a pro rata basis, of one Arras Share for each Silver Bull Share held by holders thereof on the Record Date of approximately [34.3] million of Arras Shares owned by Silver Bull (the "Distribution");

WHEREAS, Silver Bull and Arras have prepared, and Arras has filed with the SEC, the Form 20-F, which sets forth certain disclosure concerning Arras and the Distribution;

WHEREAS, each of Silver Bull and Arras has determined that it is appropriate and desirable to set forth the matters required to effect the Distribution and certain other agreements that will govern the relationship of Silver Bull and Arras following the Distribution; and

WHEREAS, (a) the Silver Bull Board has (i) determined that the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of Silver Bull and its stockholders and (ii) approved this Agreement and each of the Ancillary Agreements, and (b) the board of directors of Arras (the "Arras Board") has approved this Agreement and each of the Ancillary Agreements.

THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

For the purpose of this Agreement, the following terms will have the following meanings:

"Action" means any demand, action, claim, counterclaim, dispute, suit, countersuit, arbitration, hearing, inquiry, subpoena, proceeding, examination or investigation of any nature (whether criminal, civil, legislative, administrative, arbitral, regulatory, prosecutorial, appellate or otherwise) by or before any Governmental Authority or any arbitration or mediation tribunal.

"Affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to "control" another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning.

"Agent" means Olympia Trust Company, in its capacity as the distribution agent, transfer agent and registrar for the Arras Shares in connection with the Distribution.

"Ancillary Agreements" means all agreements (other than this Agreement) entered into by the Parties in connection with the Distribution or the other transactions contemplated by this Agreement.

"Approvals" or "Notifications" means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

"Arras Assets" means the assets of Arras, including but not limited to the Transferred Assets, the Maikain JV Agreement, the Arras Loans.

"Arras Loans" means, collectively, (i) the loan agreement between Arras and Ekidos Minerals LLP dated April 22, 2021, whereby Arras loaned to Ekidos Minerals LLP US$450,000, which loan agreement was subsequently amended on June 30, 2021, (ii) the loan agreement between Arras and Ekidos Minerals LLP dated May 19, 2021, whereby Arras loaned to Ekidos Minerals LLP US$480,000, which loan agreement was subsequently amended on July 30, 2021, and (iii) the loan agreement between Arras and Ekidos Minerals LLP dated June 30, 2021 in the amount of US$480,000, of which Arras has loaned to Ekidos Minerals LLP US$[203,500].

"Arras Shares" means common shares, without par value, of Arras.

"Asset Purchase Agreement" means the asset purchase agreement between Silver Bull and Arras dated March 19, 2021.

"Conveyance Agreement" means the general conveyance and assumption of liabilities agreement between Silver Bull and Arras dated March 19, 2021.

"Distribution Date" means the date of the consummation of the Distribution, which will be determined by the Silver Bull Board in its sole and absolute discretion.

"Distribution Time" means [5:01 p.m. Eastern Time] on the Distribution Date.

"Effective Time" means immediately after the Distribution Time.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

"Form 20-F" means the registration statement on Form 20-F (or other appropriate form) filed by Arras with the SEC to effect the registration of Arras Shares pursuant to Section 12(b) of the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

"Governmental Approvals" means any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

"Governmental Authority" means any nation or government, any state, province, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, local, domestic, foreign, supranational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

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"Law" means all applicable national, supranational, federal, state, provincial, local or similar laws (including common law), statutes, ordinances, orders, decrees, codes, rules, regulations, policies or guidelines promulgated, or judgments, decisions, orders or arbitration awards, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

"Liabilities" means all debts, guarantees, assurances, commitments, liabilities, responsibilities, losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

"Maikain JV Agreement" means the Maikain joint venture agreement between Ekidos Minerals LLP and Orogen LLP dated May 20, 2021 in connection with mineral license applications for exploration and evaluation of certain properties, including the Akkuduk property located in Kazakhstan.

"Option Agreement" mean the option agreement among Silver Bull, Copperbelt AG and its subsidiary Dostyk LLP dated August 12, 2020, pursuant to which Silver Bull was granted the sole and exclusive option to acquire up to a 100% interest in the Beskauga property located in Kazakhstan.

"Party" or "Parties" means a party or the parties to this Agreement.

"Person" means an individual, a general or limited partnership, a company, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

"Record Date" means the close of business on the date to be determined by the Silver Bull Board as the record date for determining holders of Silver Bull Shares entitled to receive Arras Shares pursuant to the Distribution.

"Record Holders" means the holders of record of Silver Bull Shares as of the Record Date.

"SEC" means the U.S. Securities and Exchange Commission.

"Silver Bull Loans" means, collectively, (i) the loan agreement between Silver Bull and Ekidos Minerals LLP dated August 20, 2020, whereby Silver Bull loaned to Ekidos Minerals LLP US$360,000, which loan agreement was subsequently amended on October 30, 2020, January 21, 2021 and June 30, 2021, (ii) the loan agreement between Silver Bull and Ekidos Minerals LLP dated December 21, 2020, whereby Silver Bull loaned to Ekidos Minerals LLP US$400,000, which loan agreement was subsequently amended on June 30, 2021, and (iii) the loan agreement between Silver Bull and Ekidos Minerals LLP dated February 23, 2021 in the amount of US$450,000, of which Silver Bull has loaned to Ekidos Minerals LLP US$[225,000], which loan agreement was subsequently amended on June 30, 2021.

"Silver Bull Shares" means shares of common stock, par value US$0.01 per share, of Silver Bull.

"Silver Bull Warrants" means warrants to purchase Silver Bull Shares.

"Stepnoe and Ekidos JV Agreement" means the joint venture agreement between Silver Bull and Copperbelt AG dated September 1, 2020 in connection with mineral license applications for exploration and evaluation of the Stepnoe and Ekidos properties located in Kazakhstan.

"Third Party" means any Person other than the Parties.

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"Transferred Assets" means Silver Bull's right, title and interest in and to the Option Agreement, the Stepnoe and Ekidos JV Agreement and the Silver Bull Loans.

"TSX" means the Toronto Stock Exchange.

ARTICLE II
THE DISTRIBUTION

2.1          Sole and Absolute Discretion; Cooperation.

(a)           Silver Bull shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Silver Bull may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

(b)           Arras shall cooperate with Silver Bull to accomplish the Distribution. In this regard, Arras shall, to the extent permitted by applicable Law, (i) promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of Arras Shares on the Form 20-F and (ii) upon written request by Silver Bull and subject to the approval by the Arras Board, issue to Silver Bull such number of Arras Shares that the Silver Bull Board determines is required for the sole purpose of maintaining the distribution ratio of one Arras Share for each Silver Bull Share, at a price of $0.50 per Arras Share or such other consideration as determined by the Arras Board. Silver Bull shall provide to the Agent any information required in order to complete the Distribution.

2.2          Actions Prior to the Distribution. Prior to the Distribution Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)           Notice to TSX. Silver Bull shall, to the extent possible and necessary, give the TSX not less than five trading days' advance notice of the Record Date in compliance with applicable rules of the TSX Company Manual.

(b)           Securities Law Matters. Arras shall file any registration statements, amendments or supplements to the Form 20-F as may be necessary or advisable in order to cause the Form 20-F to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. The Parties shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. The Parties shall prepare, and Arras shall, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters that Silver Bull determines are necessary or desirable to effectuate the Distribution, and Silver Bull and Arras shall each use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. The Parties shall take all such action as may be necessary or appropriate under applicable securities Laws in Canada or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(c)           Mailing of Form 20-F. Silver Bull shall, as soon as is reasonably practical after the Form 20-F is declared effective by the SEC under the Exchange Act and the Silver Bull Board has approved the Distribution, cause copies of the Form 20-F, or a notice of Internet availability thereof, to be mailed to the Record Holders.

(d)           The Distribution Agent. Silver Bull shall enter into a distribution agent agreement, or such other agreement as may be necessary, with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

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(e)           Financing Transactions. In connection with the Distribution and prior to the Effective Time, the Parties shall cooperate with respect to and undertake such financing transactions as Silver Bull determines to be advisable.

2.3          Conditions to the Distribution.

(a)           The consummation of the Distribution shall be subject to the satisfaction, or waiver, in whole or in part, by Silver Bull in its sole and absolute discretion, of the following conditions:

(i)            All corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby by each Party shall have been obtained.

(ii)           The SEC shall have declared effective the Form 20-F; no order suspending the effectiveness of the Form 20-F shall be in effect; and no proceedings for such purposes shall be pending before or threatened by the SEC.

(iii)          Copies of the Form 20-F, or notice of Internet availability thereof, shall have been mailed to the Record Holders.

(iv)          The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state, Canadian or other securities Laws or blue sky Laws (and any comparable Laws under any foreign jurisdiction) and the rules and regulations thereunder shall have been taken or made, and, where applicable, shall have become effective or been accepted.

(v)           Any Governmental Approvals required for the consummation of the Distribution shall have been obtained.

(vi)          No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the transactions related thereto shall be in effect.

(vii)         Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(viii)        No other event or development shall have occurred or shall exist (including any material breach of the representations, warranties, covenants or agreements of this Agreement) that, in the judgment of the Silver Bull Board, in its sole discretion, makes it inadvisable to effect the Distribution or the other transactions contemplated hereby.

(b)           The foregoing conditions are for the sole benefit of Silver Bull and shall not give rise to or create any duty on the part of Silver Bull or the Silver Bull Board to waive or not waive any such condition or in any way limit Silver Bull's right to terminate this Agreement as set forth in Article V or alter the consequences of any such termination from those specified in Article V. Any determination made by the Silver Bull Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 2.3(a) shall be conclusive and binding on the Parties.

2.4          The Distribution.

(a)           Subject to Section 2.3, at or prior to the Distribution Time, Silver Bull shall deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the Arras Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Silver Bull Shares to instruct the Agent to distribute at the Distribution Time the appropriate number of Arras Shares to each such Record Holder or designated transferee or transferees of such Record Holder by crediting such number of Arras Shares to book-entry accounts of such Record Holder or designated transferee or transferees of such Record Holder. The Distribution shall be effective at the Distribution Time.

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(b)           Subject to Section 2.3, each Record Holder shall be entitled to receive in the Distribution one Arras Shares for every one Silver Bull Share held by such Record Holder on the Record Date.

(c)           Until the Arras Shares are duly transferred in accordance with this Section 2.4 and applicable Law, from and after the Distribution Time, Arras shall regard the Persons entitled to receive such Arras Shares as record holders of such Arras Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Arras agrees that, subject to any transfers of such Arras Shares, from and after the Distribution Time (i) each such record holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the Arras Shares then held by such record holder, and (ii) each such record holder shall be entitled, without any action on the part of such record holder, to receive evidence of ownership of the Arras Shares then held by such record holder.

ARTICLE III
CERTAIN OTHER MATTERS AND COVENANTS

3.1          Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, Silver Bull will be independent of Arras, and Arras will be independent of Silver Bull, in each case with responsibility for its own respective actions and inactions and its own respective Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in this Agreement or any Ancillary Agreement, and each Party shall use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

3.2          Salaries and Office-Related Overhead Costs. As Silver Bull has done since the inception of Arras on February 5, 2021, Silver Bull shall continue to incur the salaries of its employees and other office-related overhead costs (including but not limited to expenses for office space, furnishings and equipment) and charge Arras for a portion of these costs on a pro-rata cost-recovery basis until the earlier of (i) the date on which Arras Shares are listed on a stock exchange or (ii) December 31, 2021 (the earlier of clause (i) or (ii), the "Shared Services Date"). The Parties hereby agree to use commercially reasonable efforts, prior to the Shared Services Date, to enter into a formal service agreement for common office-related overhead costs on such terms and conditions to be determined by the Parties, acting reasonably.

3.3          Agreement Relating to Silver Bull Warrants.

(a)           Following the Effective Time, Silver Bull may, in its sole discretion, offer holders of outstanding Silver Bull Warrants who exercise them after the Distribution the right to receive, instead of solely Silver Bull Shares, one Silver Bull Share and one Arras Share for the original exercise price, subject to compliance with applicable securities Laws.

(b)           If Silver Bull makes the offer pursuant to Section 3.3(a), Arras shall, subject to compliance with applicable securities Laws, issue such number of Arras Shares to satisfy the exercise of the Silver Bull Warrants for which the holders thereof elected to accept Silver Bull's offer to receive Arras Shares and enter into any agreements with Silver Bull or holders of Silver Bull Warrants as necessary to effect transactions contemplated in this Section 3.3.

(c)           If Arras issues any Arras Shares to satisfy the cash exercise of the Silver Bull Warrants for which the holders thereof elected to accept Silver Bull's offer to receive Arras Shares pursuant to Section 3.3(a), then Silver Bull shall remit to Arras an amount equal to (i) the aggregate cash warrant exercise price received by Silver Bull in respect of such Silver Bull Warrants multiplied by (ii) the quotient of (A) the fair market value of the Arras Shares distributed in the Distribution divided by (B) the market capitalization of Silver Bull on the Record Date. For illustrative purposes only, if (i) the aggregate cash warrant exercise price received by Silver Bull in respect of such Silver Bull Warrants were US$1.0 million, (ii) the total market capitalization of Silver Bull on the Record Date were US$35.0 million, and (iii) the Silver Bull Board decided that the fair market value of the Arras Shares distributed in the Distribution was US$14.0 million, then the portion of the US$1.0 million aggregate cash warrant exercise price received by Silver Bull in respect of such Silver Bull Warrants required to be remitted by Silver Bull to Arras would be US$400,000 (i.e., US$1,000,000 x (US$14,000,000 / US$35,000,000)).

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3.4          Agreement Relating to the Option Agreement.

(a)           Following the Effective Time, Arras may, in its sole discretion, seek the consent of the other parties to the Option Agreement to make certain amendments thereto such that the bonus payments that Arras or its Affiliate may be obligated to pay to Copperbelt AG pursuant to Section 2.8 or Section 2.9 of the Option Agreement (collectively, the "Bonus Payments") could be satisfied, at the option of Arras, in Arras Shares.

(b)           If Arras is not successful in obtaining the consents referred to in Section 3.4(a), in consideration for the payments and other consideration received under the Asset Purchase Agreement and the Conveyance Agreement, Silver Bull hereby agrees to use commercially reasonable efforts to enter into an arrangement with Arras, on such terms and conditions to be determined by the Parties, acting reasonably, providing for (i) the issuance of Silver Bull Shares to Copperbelt AG upon (A) Arras becoming obligated to make the Bonus Payments and (B) Arras electing to pay a portion of such Bonus Payments in Silver Bull Shares in accordance with Section 2.8 or Section 2.9 of the Option Agreement and (ii) a payment by Arras to Silver Bull in consideration for the issuance by Silver Bull of Silver Bull Shares to Copperbelt AG.

ARTICLE IV
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

4.1          Further Assurances.

(a)           In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, at and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)           Without limiting the foregoing, prior to, at and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the assets transferred or allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any security interest, if and to the extent it is practicable to do so.

(c)           Each Party shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to (i) assist in the preparation and timely filing of tax returns of the other Party; (ii) assist in any audit or other proceedings with respect to taxes or tax returns; (iii) make available any information, records, or other documents relating to any taxes or tax returns of the other Party; and (iv) provide any information required to allow the other Party to comply with any information reporting or withholding requirements under applicable Law.

(d)           Nothing in this Article IV shall limit or affect the provisions of Section 2.1(a) or Article V.

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ARTICLE V
TERMINATION

5.1          Termination. Notwithstanding any provision to the contrary, this Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Silver Bull, in its sole and absolute discretion, without the approval or consent of any other Person, including Arras. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

5.2          Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, this Agreement and all Ancillary Agreements shall become void and no Party (nor any of its Affiliates, directors, officers or employees) shall have any Liability or further obligation to the other Party (or any of its Affiliates) by reason of this Agreement.

ARTICLE VI
MISCELLANEOUS

6.1          Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures.

(a)           This Agreement may be executed in one or more counterparts (including by facsimile, PDF or other electronic transmission), all of which shall be considered one and the same agreement.

(b)           This Agreement and the Ancillary Agreements contain the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.

(c)           Each Party represents and warrants to the other Party as follows:

(i)            it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)           this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

6.2          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in such Province, and this Agreement shall be treated, in all respects, as a British Columbia contract.

6.3          Coordination with Ancillary Agreements. Except as expressly set forth in the applicable Ancillary Agreement, in the case of any conflict between this Agreement, on the one hand, and any Ancillary Agreement, on the other, in relation to matters specifically addressed by such Ancillary Agreement, the applicable Ancillary Agreement shall prevail.

6.4          Successors and Assigns; Assignment. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party.

6.5          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.6          Notices. Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent by e-mail (return receipt requested) or other similar means of electronic communication, in each case to the applicable address set out below:

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If to Silver Bull, to:

Silver Bull Resources, Inc.

777 Dunsmuir Street, Suite 1610

Vancouver, BC V7Y 1K4

Attention: Timothy Barry

Email: Tbarry@silverbullresources.com

with a copy to (which shall not constitute notice):

Blake, Cassels & Graydon LLP

595 Burrard Street, Suite 2600, Three Bentall Centre

Vancouver, BC V7X 1L3

Attention: Susan Tomaine

Email: susan.tomaine@blakes.com

If to Arras to:

Arras Minerals Corp.

777 Dunsmuir Street, Suite 1610

Vancouver, BC V7Y 1K4

Attention: Christopher Richards

Email: CRichards@silverbullresources.com

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

595 Burrard Street, Suite 2600, Three Bentall Centre

Vancouver, BC V7X 1L3

Attention: Susan Tomaine

Email: susan.tomaine@blakes.com

A Party may, by notice to the other Party, change the address to which such notices are to be given. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

6.7          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.8          Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees, costs and expenses incurred prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Form 20-F and the Distribution and the consummation of the transactions contemplated hereby and thereby shall be borne by the Party incurring such fees, costs or expenses.

6.9          Waivers of Default. A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver and then only in the specific instance and for the specific purpose for which it has been given. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

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6.10        Amendments. No provisions of this Agreement may be waived, amended, supplemented or modified, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

SILVER BULL RESOURCES, INC.

By:
Name:
Title:

ARRAS MINERALS CORP.

By:
Name:
Title: